Exhibit 4.1

EXECUTION COPY

FIRST AMENDMENT

TO

THE BA MASTER CREDIT CARD TRUST II

AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT

THIS FIRST AMENDMENT TO THE BA MASTER CREDIT CARD TRUST II AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT, dated as of August 25, 2006 (this “Amendment”) is by and between FIA CARD SERVICES, NATIONAL ASSOCIATION (formerly known as MBNA America Bank, National Association), as Seller and Servicer, and THE BANK OF NEW YORK, as Trustee.

WHEREAS the Seller and Servicer and the Trustee have executed that certain Amended and Restated Pooling and Servicing Agreement, dated as of June 10, 2006 (as amended and supplemented through the date hereof and as the same may be further amended, supplemented or otherwise modified and in effect from time to time, the “Pooling and Servicing Agreement”);

WHEREAS the Seller and Servicer and the Trustee wish to amend the Pooling and Servicing Agreement as provided herein;

NOW THEREFORE, in consideration of the promises and the agreements contained herein, the parties hereto agree to amend the provisions of the Pooling and Servicing Agreement as follows:

SECTION 1. Amendment of Section 1.01.

(a) Each of the definitions of “Sarbanes Certification” and “Servicing Criteria” is hereby deleted in its entirety from Section 1.01 of the Pooling and Servicing Agreement.

(b) The definition of “Commission” in Section 1.01 of the Pooling and Servicing Agreement shall be deleted in its entirety and inserted in its place shall be the following:

“Commission” shall mean the Securities and Exchange Commission.

SECTION 2. Amendment of Section 3.05. Section 3.05 of the Pooling and Servicing Agreement is hereby amended by deleting such Section in its entirety and inserting in its place the following:

Section 3.05 Annual Servicer’s Certificate. On or before the 90th day following the end of each fiscal year of the Trust (or, if such 90th day is not a Business Day, the next succeeding Business Day), commencing with the fiscal year ending June 30, 2006, the Servicer will deliver, as provided in Section 13.05, to the Trustee, any Credit Enhancement Provider and the Rating Agency, the statement of compliance required under Item 1123 of Regulation AB with respect to such fiscal year, which statement will be in the form of an Officer’s Certificate to the effect that (a) a review of the activities of the Servicer during such fiscal year and of its performance under this Agreement, together with any other agreements specified in any Supplement for a Series, was made under the supervision of the officer signing such certificate and (b) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement and any other agreements specified in any Supplement for a Series throughout such fiscal year or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. A copy of such certificate may be obtained by any Investor Certificateholder by a request in writing to the Trustee addressed to the Corporate Trust Office.

SECTION 3. Amendment of Section 3.06. Section 3.06 of the Pooling and Servicing Agreement is hereby amended by deleting such Section in its entirety and inserting in its place the following:

Section 3.06 Annual Independent Accountants’ Servicing Report.

(a) Except as specified in any Supplement for a related Series, and for so long as any Series of Certificates other than Series 2001-D is outstanding, on or before the 90th day following the end of each fiscal year of the Trust (or, if such 90th day is not a Business Day, the next succeeding Business Day), the Servicer, on behalf of the Trust, shall cause a firm of nationally recognized independent certified public accountants (who may also render other services to the Servicer or the Seller) to furnish, as provided in Section 13.05, a report, based upon established criteria that meets the standards applicable to accountants’ reports intended for general distribution, to the Trustee, any Credit Enhancement Provider and each Rating Agency, attesting to the fairness of the assertion of the Servicer’s management that its internal controls over the functions performed as Servicer of the Trust are effective, in all material respects, in providing reasonable assurance that Trust assets are safeguarded against loss from unauthorized use or disposition, on the date of such report, and a report attesting to the fairness of the assertion of the Servicer’s management that such servicing was conducted in conformity with the sections of this Agreement during such fiscal year, except for such exceptions or errors as such firm shall believe to be immaterial and such other exceptions as shall be set forth in such report. Unless otherwise provided with respect to any Series in the related Supplement, a copy of such report may be obtained by any Investor Certificateholder by a request in writing to the Trustee addressed to the Corporate Trust Office.

(b) Except as specified in any Supplement for a related Series, and for so long as any Series of Certificates other than Series 2001-D is outstanding, on or before the 90th day following the end of each fiscal year of the Trust (or, if such 90th day is not a Business Day, the next succeeding Business Day), the Servicer shall cause a firm of nationally recognized independent certified public accountants (who may also render other services to the Servicer or the Seller) to furnish as provided in Section 13.05 a report, prepared in accordance with the standards established by the American Institute of Certified Public Accountants, to the Trustee and each Rating Agency, to the effect that they have compared the mathematical calculations of certain amounts set forth in the monthly certificates forwarded by the Servicer pursuant to Section 3.04(b) during such fiscal year with the Servicer’s computer reports which were the source of such amounts and that, on the basis of such comparison, such firm is of the opinion that such amounts are in agreement, except for such exceptions as shall be set forth in such report. A copy of such report may be obtained from the Trustee by any Investor Certificateholder by a request in writing to the Trustee addressed to the Corporate Trust Office.

SECTION 4. Amendment of Article XIV. The Pooling and Servicing Agreement is hereby amended by deleting Article XIV of the Pooling and Servicing Agreement in its entirety.

SECTION 5. Amendment of Exhibit I and Exhibit J to Pooling and Servicing Agreement. The Pooling and Servicing Agreement is hereby amended by deleting each of Exhibit I and Exhibit J to the Pooling and Servicing Agreement in its entirety.

SECTION 6. Effectiveness. The amendments provided for by this Amendment shall become effective upon receipt by the Trustee of the following:

(a) Notification in writing from each of Moody’s and Standard & Poor’s to the effect that the terms of this Amendment will not result in a reduction or withdrawal of the rating of any outstanding Series or Class to which it is a Rating Agency.

(b) Confirmation from the Seller and Servicer that it has received a copy of the written notification referred to in subsection 6(a) above and that such written notification is satisfactory to the Seller and Servicer in its sole discretion.

(c) An Opinion of Counsel for the Seller addressed to the Trustee to the effect that the terms of this Amendment will not adversely affect in any material respect the interests of any Investor Certificateholder.

(d) Counterparts of this Amendment, duly executed by the parties hereto.

SECTION 7. Pooling and Servicing Agreement in Full Force and Effect as Amended. Except as specifically amended or waived hereby, all of the terms and conditions of the Pooling and Servicing Agreement shall remain in full force and effect. All references to the Pooling and Servicing Agreement in any other document or instrument shall be deemed to mean such Pooling and Servicing Agreement as amended by this Amendment. This Amendment shall not constitute a novation of the Pooling and Servicing Agreement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Pooling and Servicing Agreement, as amended by this Amendment, as though the terms and obligations of the Pooling and Servicing Agreement were set forth herein.

SECTION 8. Counterparts. This Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

SECTION 9. Governing Law; Submission to Jurisdiction; Agent for Service of Process. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws. The parties hereto declare that it is their intention that this Amendment shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees (a) that this Amendment involves at least $100,000.00, and (b) that this Amendment has been entered into by the parties hereto in express reliance upon 6 DEL. C. § 2708. Each of the parties hereto hereby irrevocably and unconditionally agrees (a) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b)(1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (2) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (b)(1) or (2) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

SECTION 10. Defined Terms and Section References. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Pooling and Servicing Agreement. All Section or subsection references herein shall mean Sections or subsections of the Pooling and Servicing Agreement, except as otherwise provided herein.

IN WITNESS WHEREOF, the Seller, the Servicer and the Trustee have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

FIA CARD SERVICES, NATIONAL ASSOCIATION
(formerly known as MBNA America
Bank, National Association), as Seller and Servicer

By:	/s/ Scott W. McCarthy
Name:	Scott W. McCarthy
Title:	Senior Vice President

THE BANK OF NEW YORK, as Trustee

By:	/s/ Catherine L. Cerilles
Name:	Catherine L. Cerilles
Title:	Assistant Vice President

[Signature Page to First Amendment to Amended and Restated Pooling and Servicing Agreement]